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CUSIP NO. 203744107                   13D                      Page 7 of 7 Pages

                                                                       EXHIBIT F


            PURCHASES OF SHARES NOVEMBER 20 THROUGH DECEMBER 7, 1998


Date                           Number of Shares*                Price Per Share*
----                           -----------------                ----------------
11/20/98                            28,000                           $ .4844
11/24/98                            27,000                           $ .4832
11/30/98                            10,000                           $ .4375
12/7/98                              4,300                           $ 2.625

* On December 2, the Shareholders of the Issuer approved and the Issuer implemented a 6 for 1 reverse stock split.